UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street, Suite A

Anaheim, CA 92806

(Address of principal executive offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2006, Multi-Fineline Electronix, Inc. (“M-Flex”), a Delaware corporation, announced its intention to make an offer (the “Offer”) to purchase all of the issued ordinary shares of MFS Technology Ltd. (“MFS”), a Singapore corporation. The making of the Offer is conditional on the satisfaction or waiver of certain conditions that are described in detail in the Pre-Conditional Voluntary General Offer filed as Exhibit 99.2 to this Form 8-K (the “Announcement”). If the Offer is made, holders of MFS shares will be offered the option to receive either shares of M-Flex common stock or cash for each share of MFS tendered. The M-Flex stock consideration (the “Stock Consideration”) will be fixed at 0.0145 shares of M-Flex common stock per share of outstanding MFS common stock tendered. The cash consideration (the “Cash Consideration”) will be fixed at S$1.15 (U.S.$0.71) per outstanding share of MFS tendered if M-Flex receives acceptances for less than 90 percent of the shares (other than those held by M-Flex, its related corporations or their respective nominees), or S$1.20 (U.S.$0.74) per share if M-Flex receives acceptances for 90% or more of the shares (other than those held by M-Flex, its related corporations or their respective nominees) (the foregoing U.S. amounts are based on an exchange rate of U.S. $1.00 to S$1.6227 as reported on Bloomberg on March 28, 2006). Any holder of MFS shares who elects to take the Stock Consideration will be required, as a condition thereof, to agree not to sell any of the Stock Consideration for a period of six months after the closing of the Offer, if it closes.

In addition to certain other conditions, the Offer, if made, will be dependent upon M-Flex receiving acceptances with respect to at least 64% of the issued shares of MFS.

In connection with the announcement of the intended Offer, WBL Corporation Limited (“WBL”) entered into an undertaking agreement pursuant to which it agreed to tender its shares of MFS stock in the transaction in exchange for Stock Consideration. WBL beneficially owns approximately 56% of the outstanding shares of MFS. In addition, directors of MFS who collectively own approximately 1.3% of MFS’ issued shares agreed to sell their shares in the transaction.

Completion of the offer, if made, is dependent upon, among other things, approval by stockholders of M-Flex of the issuance of the shares to be issued in the transaction and the satisfaction or waiver of certain other conditions described in the Announcement.

The foregoing summary of the proposed tender offer is subject to, and qualified in its entirety by, the Announcement.

M-Flex plans to file with the U.S. Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will contain a proxy statement with respect to the special stockholders meeting to be held by M-Flex and a prospectus/offer document with respect to the offer to be made to the stockholders of MFS, and other relevant documents concerning the proposed transaction. Information contained in this document is not a substitute for the information contained in the proxy statement or the prospectus/offer document, which will be part of the registration statement on Form S-4. Stockholders and investors are urged to read the proxy statement and prospectus/offer document when they become available and any other relevant documents filed with the SEC because they will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140-A East Coronado Street, Anaheim, CA, 92806, Attention: Investor Relations, or by telephone at (714) 238-1488, or by email at investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

Item 8.01. Other Events.

On March 30, 2006, M-Flex issued a news release announcing the Company’s intention to make an offer to purchase all of the issued ordinary shares of MFS. A copy of this news release is attached hereto as Exhibit 99.1. The Company intends to hold a conference call to discuss the potential acquisition at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on March 30, 2006. Additional materials pertaining to the transaction, including the intended script of the conference call, are attached as Exhibits 99.2 through 99.4 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

99.1	News release announcing M-FLEX’s Offer for Shares of MFS dated March 30, 2006

99.2	Pre-Conditional Voluntary General Offer

99.3	Frequently Asked Questions

99.4	Intended M-FLEX Conference Call Script

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc.
a Delaware corporation

Date: March 29, 2006	By:	/s/ Craig Riedel
Craig Riedel
Chief Financial Officer